Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2021 FINANCIAL RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, February 22, 2022 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the fourth quarter and full year 2021. A slide presentation summarizing the highlights of Matador’s fourth quarter and full year 2021 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. In a separate press release issued today, Matador also provided its 2022 operating plan and 2022 market guidance.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “On both our website and the webcast planned for tomorrow’s earnings conference call is a set of six slides identified as ‘Chairman’s Remarks’ (Slides A through F) to add color and detail to my remarks. We invite you to review these slides in conjunction with my comments below, which are intended to provide context for Matador’s outstanding results for the fourth quarter and full year 2021.

“The year 2021 was a tremendous year for Matador, including record total oil and natural gas production of 31.5 million barrels of oil equivalent, record oil and natural gas revenues of $1.7 billion, record net income of $585 million, record earnings per diluted common share of $4.91 and record Adjusted EBITDA of $1.05 billion, among other milestones (see Slide A). San Mateo also had a record year in 2021, including all-time high throughput volumes for natural gas gathering and processing, oil gathering and transportation and water handling, as well as record net income of $113.6 million and record Adjusted EBITDA of $154.3 million. In 2021, both Matador and San Mateo generated free cash flow in all four quarters, and we instituted and then raised our dividend to begin returning additional cash to our shareholders. We also aggressively paid down debt and ended the year with a leverage ratio of 1.1x, the lowest we have achieved since mid-2014. As you will see throughout this earnings release, Matador finished 2021 strong and entered 2022 in the best shape it has ever been, having accomplished all five of its primary goals for 2021—to reduce debt, to increase shareholder returns, to reduce drilling and completions costs per lateral foot, to increase capital efficiency and to achieve record operational results! The Board and I would like to once again acknowledge and express our sincere appreciation to all Matador and San Mateo employees and contractors for their continued strong execution and teamwork, which made these record results possible.

Fourth Quarter 2021 Highlights and Achievements

“The fourth quarter of 2021 was another excellent quarter for Matador yielding strong production and financial results that contributed significantly to our record results for full year 2021. During the fourth quarter, Matador achieved better-than-expected oil, natural gas and total oil equivalent production and record oil and natural gas revenues, net income and Adjusted EBITDA (see Slide B). San Mateo also finished 2021 on a high note, including better-than-expected financial results (see Slide C).

“Net cash provided by operating activities in the fourth quarter was $334.5 million, a 15% sequential increase, leading to fourth quarter 2021 adjusted free cash flow of $119.3 million. This adjusted free cash flow included $11.0 million in performance incentives received by Matador from our midstream joint venture partner, Five Point Energy LLC, for the 11 Boros wells turned to sales and connected to San Mateo during the second half of 2021. Matador repaid $20 million in borrowings outstanding under its reserves based revolving credit facility in the fourth quarter of 2021 and reduced the borrowings outstanding under its reserves-based revolving credit facility to $100 million at December 31, 2021 from $440 million at year-end 2020. Matador expects to repay another $25 million in borrowings outstanding by the end of February 2022, and as a result of these repayments, Matador expects to reduce the borrowings outstanding under the reserves-based revolving credit facility to $75 million, a reduction of $400 million, when compared to $475 million at the end of the third quarter of 2020. Matador’s leverage ratio under the reserves-based revolving credit facility declined to 1.1x at year-end 2021, a significant reduction from 2.9x at year-end 2020, and, again, marking Matador’s lowest leverage ratio since mid-2014 (see Slide D).

Key 2021 Milestones Achieved, Along with Record Capital Efficiency

“Matador’s 2021 priorities and milestones are summarized in Slide E, and we executed very well on this operating and capital efficiency plan throughout 2021. During the fourth quarter of 2021, we achieved our final key operational milestone when we turned to sales nine new wells in our Greater Stebbins Area in December. Overall, we believe Matador’s 2021 operating program was a tremendous success and made significant progress in all these areas. Drilling and completion costs averaged $670 per completed lateral foot for 2021, an all-time low on an annual basis, and a year-over-year decrease of 21% from $850 per completed lateral foot in 2020, our previous all-time low (see Slide F). During 2021, Matador turned to sales 47 gross (44.2 net) operated horizontal wells in the Delaware Basin with an average lateral length of approximately 10,500 feet, all but one of which had a lateral length of two miles or longer. Notably, these 47 wells, in aggregate, including the costs of the nine new Greater Stebbins Area wells we turned to sales in December, had already achieved payout by the end of the year. Obviously, these wells should continue to provide Matador with strong operating cash flows for many years to come.

2022 Operating Plan and Market Guidance

“Finally, in conjunction with this earnings release, we have also released today our 2022 operating plan and market guidance. As you will see in that companion release, we believe that 2022 should again be exciting for Matador and all of its stakeholders, as we continue developing our excellent Delaware Basin assets, generating significant free cash flow, paying down debt, evaluating potentially accretive acquisition opportunities and returning cash to shareholders through increases to the dividend as our performance allows. The Matador staff in both the office and in the field are growing in teamwork, expertise and experience and are due the credit for generating these results. We expect to have record production results again in 2022 and should oil and natural gas prices continue to remain strong throughout 2022, we believe our 2022 operating plan, in the capable hands of our office and field staff, should generate record financial results and cash flows as well, while generating substantial value growth for all our stakeholders in the year ahead and for years to come.”

Fourth Quarter 2021 Operational and Financial Highlights

Net Cash Provided by Operating Activities and Adjusted Free Cash Flow

•Fourth quarter 2021 net cash provided by operating activities was $334.5 million (GAAP basis), leading to fourth quarter 2021 adjusted free cash flow (a non-GAAP financial measure) of $119.3 million.

Net Income, Earnings Per Share and Adjusted EBITDA

•Fourth quarter 2021 net income (GAAP basis) was $214.8 million, or net income of $1.80 per diluted common share, a sequential increase from net income of $203.6 million in the third quarter of 2021, and a significant year-over-year increase from a net loss of $89.5 million in the fourth quarter of 2020.

•Fourth quarter 2021 adjusted net income (a non-GAAP financial measure) was $151.2 million, or adjusted net income of $1.26 per diluted common share, a sequential increase from adjusted net income of $148.6 million in the third quarter of 2021, and a significant year-over-year increase from adjusted net income of $32.3 million in the fourth quarter of 2020.

•Fourth quarter 2021 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $299.1 million, a sequential increase from $293.8 million in the third quarter of 2021, and a year-over-year increase from $150.1 million in the fourth quarter of 2020.

Oil, Natural Gas and Oil Equivalent Production

•As summarized in the table below, Matador’s fourth quarter 2021 average daily oil, natural gas and total oil equivalent production were all above the Company’s expectations. The majority of the higher-than-expected production resulted from the timing of shut-in operations in the Stateline asset area associated with hydraulic fracturing operations on the 11 Voni wells. The Company did not begin hydraulic fracturing operations on these 11 wells until the second week of November, as opposed to on November 1, allowing for approximately ten additional days of full production from the Stateline asset area prior to a significant number of these wells being shut in for the 11 Voni well completions as planned.

		Production Change (%)
Production	Q4 2021 Average Daily Volume	Sequential(1)	Guidance(2)	Difference(3)	YoY(4)
Total, BOE per day	87,300	-3%	-9% to -10%	+7%	+5%
Oil, Bbl per day	49,800	-2%	-9% to -10%	+8%	+4%
Natural Gas, MMcf per day	225.2	-4%	-9% to -11%	+6%	+7%
(1) As compared to the third quarter of 2021.
(2) Production change previously projected, as provided on October 26, 2021.
(3) As compared to midpoint of guidance provided on October 26, 2021.
(4) Represents year-over-year percentage change from the fourth quarter of 2020.

Capital Expenditures Below Expectations; Drilling and Completions Costs Per Foot In-Line

•Matador incurred capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of approximately $166 million in the fourth quarter of 2021, or 18% below the Company’s estimate of $202 million for D/C/E capital expenditures during the quarter. Matador estimates that approximately $15 million of these savings were directly attributable to continued improvement in operational efficiencies, while the remainder of the savings resulted primarily from the timing of both operated and non-operated drilling and completion activities, and most of these costs are currently expected to be incurred in the first quarter of 2022.

•For full year 2021, Matador’s D/C/E capital expenditures were approximately $513 million, or about 7% below the midpoint of Matador’s updated guidance of $550 million for full year 2021 D/C/E capital expenditures, as provided on October 26, 2021. These annual cost savings were achieved despite the increasing service cost inflation experienced in the second half of 2021 and despite pulling forward the most recent 11 Voni well completions into the fourth quarter of 2021.

•Drilling and completion costs for all operated horizontal wells turned to sales in the fourth quarter of 2021 averaged approximately $738 per completed lateral foot, a sequential increase of 14% from average drilling and completion costs of approximately $650 per completed lateral foot in the third quarter of 2021 and in-line with the Company’s expectations for the fourth quarter. This increase was primarily attributable to the inflation in oilfield service costs associated with drilling and, in particular, completion operations, a trend that the Company expects to continue throughout 2022.

•For full year 2021, drilling and completion costs for all operated horizontal wells turned to sales averaged approximately $670 per completed lateral foot, a year-over-year decrease of 21% from average drilling and completion costs of $850 per completed lateral foot achieved in full year 2020.

Total Borrowings Continue to Decline

•At December 31, 2021, Matador’s leverage ratio, as defined in the Company’s reserves-based credit facility, was 1.1x, which was better than the Company’s expectations for year-end 2021. The leverage ratio of 1.1x marks Matador’s lowest leverage ratio since mid-2014. At December 31, 2021, total borrowings outstanding under Matador’s reserves-based credit facility were $100 million, a reduction of $20 million from total borrowings outstanding of $120 million at September 30, 2021.

•Matador expects to repay an additional $25 million in borrowings outstanding under the reserves-based credit facility before the end of February 2022. Total borrowings outstanding under the reserves-based credit facility at February 28, 2022 are expected to be $75 million.

Reserves-Based Credit Agreement Amended and Restated

•On November 18, 2021, Matador announced the closing of a new amended and restated credit agreement (the “Credit Agreement”). Under the Credit Agreement signed on November 18, 2021, (i) the maturity date was extended by three years to October 31, 2026, from October 31, 2023 previously; (ii) the borrowing base was increased by 50% to $1.35 billion, as compared to $900 million previously; (iii) the elected borrowing commitment was reaffirmed at $700 million; and (iv) the maximum facility amount was reaffirmed at $1.5 billion. Matador also added three new banks to its lending group under the Credit Agreement.

•Additional details regarding the new Credit Agreement were provided in the Company’s November 18, 2021 press release, and additional financial terms and covenants under the Credit Agreement were included in the Form 8-K filed with the U.S. Securities and Exchange Commission.

Credit Rating and Senior Notes Upgraded by S&P

•On January 27, 2022, as previously announced, S&P Global Ratings (“S&P”) upgraded Matador’s issuer credit rating from ‘B’ to ‘B+’ and upgraded Matador’s issue-level rating on Matador’s senior unsecured notes from ‘B+’ to ‘BB-’.

Note: All references to Matador’s net income (loss), adjusted net income (loss), Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income (loss), Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income (loss), adjusted earnings (loss) per diluted common share, Adjusted EBITDA, adjusted free cash flow and PV-10 and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2021	2021	2020
Net Production Volumes:(1)
Oil (MBbl)(2)	4,578	4,669	4,419
Natural gas (Bcf)(3)	20.7	21.7	19.4
Total oil equivalent (MBOE)(4)	8,030	8,283	7,653
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	49,756	50,747	48,028
Natural gas (MMcf/d)(6)	225.2	235.7	210.9
Total oil equivalent (BOE/d)(7)	87,288	90,033	83,183
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$76.82	$69.73	$40.99
Oil, with realized derivatives (per Bbl)	$60.96	$58.43	$38.59
Natural gas, without realized derivatives (per Mcf)(8)	$7.68	$6.27	$2.97
Natural gas, with realized derivatives (per Mcf)	$6.64	$6.05	$2.97
Revenues (millions):
Oil and natural gas revenues	$510.8	$461.5	$238.7
Third-party midstream services revenues	$19.7	$20.5	$15.1
Realized loss on derivatives	$(94.2)	$(57.4)	$(10.6)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$6.48	$5.90	$3.53
Lease operating	$3.34	$3.31	$3.20
Plant and other midstream services operating	$2.12	$2.06	$1.62
Depletion, depreciation and amortization	$11.15	$10.75	$11.73
General and administrative(9)	$3.14	$2.97	$2.16
Total(10)	$26.23	$24.99	$22.24
Other (millions):
Net sales of purchased natural gas(11)	$1.8	$4.2	$1.2

Net income (loss) (millions)(12)	$214.8	$203.6	$(89.5)
Earnings (loss) per common share (diluted)(12)	$1.80	$1.71	$(0.77)
Adjusted net income (millions)(12)(13)	$151.2	$148.6	$32.3
Adjusted earnings per common share (diluted)(12)(14)	$1.26	$1.25	$0.27
Adjusted EBITDA (millions)(12)(15)	$299.1	$293.8	$150.1
Net cash provided by operating activities (millions)(16)	$334.5	$291.2	$157.6
Adjusted free cash flow (millions)(12)(17)	$119.3	$147.5	$60.7
San Mateo net income (millions)(18)	$33.6	$29.5	$26.2
San Mateo adjusted EBITDA (millions)(15)(18)	$43.6	$40.8	$35.4
San Mateo net cash provided by operating activities (millions)(18)	$33.1	$44.2	$26.1
San Mateo adjusted free cash flow (millions)(17)(18)	$28.9	$8.4	$21.4
D/C/E capital expenditures (millions)	$165.7	$121.1	$63.4
Midstream capital expenditures (millions)(19)	$6.6	$14.7	$7.4

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.

(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.43, $0.36 and $0.42 per BOE of non-cash, stock-based compensation expense in the fourth quarter of 2021, the third quarter of 2021 and the fourth quarter of 2020, respectively.
(10) Total does not include the impact of full-cost ceiling impairment charges, purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”) and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $31.8 million, $38.8 million and $3.9 million less expenses of $30.1 million, $34.6 million and $2.6 million in the fourth quarter of 2021, the third quarter of 2021 and the fourth quarter of 2020, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s 51% share of San Mateo’s capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Recent Acquisitions and Divestitures

Acquisitions – Delaware Basin, Lea and Eddy Counties, New Mexico and Loving County, Texas

During the second half of 2021 and through February 22, 2022, Matador acquired both producing and non-producing properties in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas as a result of both asset purchases and organic leasing activities for a total consideration of approximately $242 million, inclusive of customary purchase price adjustments, and did so without increasing total debt outstanding or the leverage ratio at year-end 2021. The majority of these properties are located between the Company’s Mallon and Rodney Robinson leasehold positions in Lea County, New Mexico, and a large portion of the acreage acquired includes “bolt-on” positions to the Company’s existing acreage in the western portion of its Ranger asset area. These properties also include a variety of smaller tracts acquired in several of the Company’s Delaware Basin asset areas in both New Mexico and Texas.

Approximately $217 million associated with these transactions was paid by Matador during the third and fourth quarters of 2021, which is reflected in the Company’s full year 2021 cash flow statements provided with this earnings release. The Company paid an additional $25 million upon closing the remaining properties associated with these transactions during January and February 2022. Matador has funded these acquisitions using free cash flow from its operations generated during the second half of 2021 and the first quarter of 2022.

Additional details regarding the acquired properties include the following:

•Approximately 3,750 BOE per day at the time of the various acquisitions, including flush production from three new wells turned to sales in November 2021, and for which Matador realized only about 50,000 BOE as part of its fourth quarter 2021 total production, or less than 1% of its fourth quarter 2021 total production, as a result of acquiring these properties late in the fourth quarter;

•Approximately 22,400 gross (12,700 net) acres acquired, including a mix of fee, state and federal acreage;

•Approximately 206 gross (128.6 net) locations identified for future drilling, including prospective targets throughout the Wolfcamp, Bone Spring and Avalon intervals; and

•Production characterized by higher oil cut wells (70% or greater) and lower water production (water-oil ratios typically three-to-one or less).

Matador expects to add approximately 16.6 million BOE, including 12.1 million barrels of oil and 26.5 billion cubic feet of natural gas, associated with these properties to its estimated total proved oil and natural gas reserves, a portion of which was included in the Company’s proved oil and natural gas reserves at December 31, 2021 and the remainder of which will be included in the Company’s proved reserves as of March 31, 2022. The Standardized Measure and PV-10 (present value discounted at 10%, a non-GAAP financial measure) of these proved oil and natural gas reserves are approximately $186.1 million and $227.1 million, respectively, using an oil price of $63.04 per barrel and a natural gas price of $3.60 per MMBtu, which were the prices used to value the Company’s proved reserves at December 31, 2021. Matador expects to add future proved reserves, Standardized Measure and PV-10 as a result of the development of these properties going forward.

At February 22, 2022, Matador has contracted a sixth drilling rig to begin development of certain of these properties in Lea County, New Mexico. Matador expects to turn to sales seven gross (5.9 net) wells associated with these properties in 2022, all of which are anticipated to be turned to sales late in the fourth quarter.

Divestitures – Eagle Ford Shale, South Texas

Between September 2021 and January 2022, Matador divested approximately 9,800 gross (9,300 net) acres in Dewitt and Zavala Counties, Texas and received proceeds of approximately $14.3 million. At the time of these divestitures, the Company had minimal production and proved developed reserves attributable to these properties. Matador also had no proved undeveloped reserves attributable to these properties at the time of these divestitures.

Operations Update

Drilling and Completion Activity

Matador operated five drilling rigs in the Delaware Basin during the fourth quarter of 2021 as planned, and the Company expects to operate these five drilling rigs throughout its various asset areas in the Delaware Basin throughout 2022. In addition, at February 22, 2022, Matador had contracted a sixth operated drilling rig to begin drilling operations immediately on recently acquired acreage in western Lea County, New Mexico in Matador’s Ranger asset area (please see Recent Acquisitions and Divestitures discussion above). Matador expects to operate this sixth operated rig on the newly acquired acreage throughout the remainder of 2022. Accounting for the anticipated impact of service cost inflation in 2022, the six-rig drilling program results in only a small increase to the Company’s expected 2022 D/C/E capital expenditures, as compared to the four-rig drilling program Matador conducted for the majority of 2021, primarily as a result of lower working interests associated with many of the wells Matador expects to drill and complete in 2022. Additional details regarding Matador’s 2022 operating plans are provided in the Company’s 2022 Operating Plan and Market Guidance press release issued separately today.

Wells Completed and Turned to Sales

During the fourth quarter of 2021, Matador turned to sales a total of 39 gross (9.3 net) wells in its various operating areas as shown in the table below. This total was comprised of nine gross (8.0 net) operated wells and 30 gross (1.3 net) non-operated wells. All operated wells were two-mile laterals. The two gross (1.4 net) wells in the Ranger asset area originally scheduled to be turned to sales in late December were turned to sales in mid-January 2022. For full year 2021, Matador turned to sales 104 gross (48.2 net) wells in its various operating areas, including 47 gross (44.2 net) operated wells and 57 gross (4.0 net) non-operated wells.

	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Antelope Ridge	-	-	9	0.5	9	0.5	5-1BS, 1-2BS, 3-WC A
Arrowhead	9	8.0	11	0.5	20	8.5	6-2BS, 7-3BS, 6-WC A, 1-WC B
Ranger	-	-	2	0.1	2	0.1	2-3BS
Rustler Breaks	-	-	5	0.2	5	0.2	5-WC A
Stateline	-	-	-	-	-	-	No wells turned to sales in Q4 2021
Twin Lakes	-	-	-	-	-	-	No wells turned to sales in Q4 2021
Wolf/Jackson Trust	-	-	-	-	-	-	No wells turned to sales in Q4 2021
Delaware Basin	9	8.0	27	1.3	36	9.3
South Texas	-	-	-	-	-	-	No wells turned to sales in Q4 2021
Haynesville Shale	-	-	3	0.0	3	0.0	3-HV
Total	9	8.0	30	1.3	39	9.3

Note: WC = Wolfcamp; BS = Bone Spring. For example, 1-2BS indicates one Second Bone Spring completion and 3-WC A indicates three Wolfcamp A completions. Any “0.0” values in the table above reflect a net working interest of less than 5%, which does not round to 0.1.

Greater Stebbins Area

In December 2021, Matador turned to sales nine gross (8.0 net) wells in the southern portion of its Arrowhead asset area (the “Greater Stebbins Area”), all of which were two-mile laterals, including four Third Bone Spring, four Wolfcamp A-XY and one Wolfcamp B completion. The initial results from these wells were comparable to previous wells completed in these formations in the Greater Stebbins Area, with most wells exhibiting approximately 70% oil cut. As is customary for wells completed in this area, most of these wells are being equipped with artificial lift, some with gas lift and some with electrical submersible pumps (ESPs), and, as a result, several of these wells were shut-in during portions of the first quarter of 2022 pending the completion of these artificial lift operations. All nine of these wells are expected to be returned to production by the end of the first quarter.

Overall, Matador is quite pleased with its 13-well drilling program in the Greater Stebbins Area during 2021, which also included four gross (3.5 net) Second Bone Spring wells turned to sales in the third quarter of 2021. At February 22, 2022, these 13 wells are expected to achieve an average payout time of approximately 1.5 years, where payout is defined as net oil and natural gas revenues received less D/C/E capital expenditures and all associated operating expenses incurred since the wells were turned to sales. At February 22, 2022, these 13 wells are also projected to deliver a return on invested capital of approximately three-to-one, where invested capital is defined as all D/C/E capital expenditures incurred, based on long-term average commodity prices of $65 per barrel for oil and $3.00 per MMBtu for natural gas. Matador looks forward to resuming drilling operations in the Greater Stebbins Area in mid-to-late 2022.

Stateline Asset Area

During the fourth quarter of 2021, Matador was completing 11 new Voni wells on the western side of its Stateline asset area, and as a result, the Company did not turn to sales any wells in the Stateline asset area during the fourth quarter. At February 22, 2022, the 11 new Voni wells, including five Third Bone Spring completions, four Wolfcamp B completions and two First Bone Spring completions have been turned to sales as anticipated. In addition, most of the wells shut in during the fourth quarter of 2021 in the Stateline asset area have now been returned to production. Four Boros wells, which were not originally anticipated to be shut-in during the first quarter of 2022, have been shut in for most of the first quarter, however, to protect these wells during completion operations by an offset operator immediately east of the Stateline asset area. Matador anticipates these wells will be returned to production before the end of the first quarter of 2022.

Overall, Matador is extremely pleased with the results from the 26 Stateline wells turned to sales during 2021. These 26 wells were turned to sales at various times during the year, primarily during April and September 2021, and most of these wells achieved, or are expected to achieve, payout in six months or less. Drilling and completion costs averaged $628 per completed lateral foot, the lowest that Matador has achieved to date in any of its asset areas. The 26 wells in the Stateline asset area turned to sales during 2021 achieved payout, in aggregate, in October 2021, and at February 22, 2022, these wells are projected to deliver a return on invested capital of greater than six-to-one, based on long-term average commodity prices of $65 per barrel for oil and $3.00 per MMBtu for natural gas!

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, was $76.82 per barrel in the fourth quarter of 2021, a 10% sequential increase from $69.73 per barrel in the third quarter of 2021, and an 87% year-over-year increase from $40.99 per barrel in the fourth quarter of 2020. Matador’s weighted average oil price differential relative to the West Texas Intermediate (“WTI”) benchmark, inclusive of the monthly roll and transportation costs, was ($0.43) per barrel in the fourth quarter of 2021, as compared to ($0.79) per barrel in the third quarter of 2021 and ($1.71) per barrel in the fourth quarter of 2020.

For the first quarter of 2022, Matador’s weighted average oil price differential relative to the WTI benchmark price, inclusive of the monthly roll and transportation costs, is anticipated to be in the range of $0.00 to ($1.00) per barrel.

At February 22, 2022, Matador had approximately 5.1 million barrels of oil hedged for full year 2022, or about 25% of its anticipated 2022 oil production, using costless collars with a weighted average floor price of approximately $60 per barrel and a weighted average ceiling price of approximately $83 per barrel. Please see the accompanying presentation for a more complete summary of Matador’s current oil derivatives positions.
Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, was $7.68 per thousand cubic feet in the fourth quarter of 2021, a 22% sequential increase from $6.27 per thousand cubic feet in the third quarter of 2021, and a 2.6-fold increase from $2.97 per thousand cubic feet in the fourth quarter of 2020. NGL prices, and especially propane prices, continued to be strong in the fourth quarter, which contributed to the Company’s weighted average natural gas price being above the Company’s expectations in the fourth quarter of 2021. For the fourth quarter of 2021, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price was +$2.86 per thousand cubic feet, as compared to +$1.95 per thousand cubic feet in the third quarter of 2021 and +$0.21 per thousand cubic feet in the fourth quarter of 2020. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

For the first quarter of 2022, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price is anticipated to be positive in the range of +$2.00 to +$2.50 per thousand cubic feet, primarily attributable to improved natural gas price differentials at the Waha hub in West Texas, assuming NGL prices continue to remain strong throughout the first quarter.

At February 22, 2022, Matador had approximately 54.7 billion cubic feet of natural gas hedged for full year 2022, or about 55 to 60% of its anticipated 2022 natural gas production, using costless collars with a weighted average floor price of approximately $3.07 per MMBtu and a weighted average ceiling price of approximately $5.81 per MMBtu. Please see the accompanying presentation for a more complete summary of Matador’s current natural gas derivatives positions.

Operating Expenses

On a unit of production basis:

•Production taxes, transportation and processing expenses increased 10% sequentially from $5.90 per BOE in the third quarter of 2021 to $6.48 per BOE in the fourth quarter of 2021. This increase was primarily attributable to increased production taxes associated with oil and natural gas revenues of $510.8 million, an all-time quarterly high, reported by Matador in the fourth quarter.

•Lease operating expenses remained relatively flat sequentially at $3.34 per BOE in the fourth quarter of 2021, as compared to $3.31 per BOE in the third quarter of 2021. Lease operating expenses decreased 9% year-over-year from $3.81 per BOE for the year ended December 31, 2020 to $3.46 per BOE for the year ended December 31, 2021, marking the lowest annual lease operating expenses on a unit of production basis in the Company’s history.

•General and administrative expenses increased 6% sequentially from $2.97 per BOE in the third quarter of 2021 to $3.14 per BOE in the fourth quarter of 2021. General and administrative expenses in the fourth quarter reflected the reinstatement of employee compensation beginning in March 2021, which had been previously reduced by the Board and staff in March 2020 in response to the significantly lower oil and natural gas price environment at that time. The increase also reflects increased year-end bonus payments made to Matador’s employees in 2021. No bonuses were awarded to Matador management and staff in 2020.

San Mateo Highlights and Update

Operating Highlights and Financial Results

San Mateo operations in the fourth quarter of 2021 were highlighted by better-than-expected operating and financial results. Operationally, water handling volumes were at an all-time high of 313,000 barrels per day, a 10% sequential increase from the third quarter of 2021, and natural gas gathering and processing volumes were both up about 2% sequentially during the fourth quarter as well. Fourth quarter 2021 volumes do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made in the fourth quarter), but for which San Mateo recognized revenues during the fourth quarter of 2021.

Operating Highlights

During the fourth quarter of 2021, San Mateo:

•Gathered an average of 252 million cubic feet of natural gas per day, a 2% sequential increase, as compared to 248 million cubic feet per day in the third quarter of 2021, and a 17% year-over-year increase, as compared to 216 million cubic feet per day in the fourth quarter of 2020.

•Processed an average of 236 million cubic feet of natural gas per day at the Black River Processing Plant, a 2% sequential increase, as compared to 232 million cubic feet per day in the third quarter of 2021, and a 35% year-over-year increase, as compared to 175 million cubic feet per day in the fourth quarter of 2020.

•Gathered and transported an average of 41,800 barrels of oil per day, a 2% decrease, as compared to 42,500 barrels per day in both the third quarter of 2021 and the fourth quarter of 2020.

•Handled an average of 313,000 barrels of produced water per day, a 10% sequential increase, as compared to 284,000 barrels per day in the third quarter of 2021, and a 20% year-over-year increase, as compared to 260,000 barrels per day in the fourth quarter of 2020.

Financial Results

During the fourth quarter of 2021, San Mateo achieved record financial results, including:

•Net income (GAAP basis) of $33.6 million, a 14% sequential increase from $29.5 million in the third quarter of 2021, and a 28% year-over-year increase from $26.2 million in the fourth quarter of 2020. This quarterly result was a record high for San Mateo and above the Company’s expectations for the fourth quarter, primarily resulting from stronger-than-expected throughput volumes.

•Adjusted EBITDA (a non-GAAP financial measure) of $43.6 million, a 7% sequential increase from $40.8 million in the third quarter of 2021, and a 23% year-over-year increase from $35.4 million in the fourth quarter of 2020. This quarterly result was a record high for San Mateo and above the Company’s expectations for the fourth quarter for the reasons noted above.

•Net cash provided by San Mateo operating activities (GAAP basis) of $33.1 million, leading to San Mateo adjusted free cash flow (a non-GAAP financial measure) of $28.9 million.

•In early 2022, San Mateo repaid $30 million in borrowings outstanding under its credit facility. Total borrowings outstanding under the San Mateo credit facility at February 22, 2022 were $355 million. The San Mateo credit facility is non-recourse with respect to Matador.

For the year ended December 31, 2021, San Mateo also achieved record financial results, including:

•Net income (GAAP basis) of $113.6 million, a 40% sequential increase from $80.9 million for full year 2020.

•Adjusted EBITDA (a non-GAAP financial measure) of $154.3 million, a 37% sequential increase from $112.7 million for full year 2020.

•Net cash provided by San Mateo operating activities (GAAP basis) of $143.7 million, leading to San Mateo adjusted free cash flow (a non-GAAP financial measure) of $87.0 million.

Capital Expenditures

Matador’s portion of San Mateo’s capital expenditures was approximately $7 million in the fourth quarter of 2021, about $9 million less than the Company’s estimate of $16 million for the fourth quarter, primarily attributable to both cost savings on completed projects and the timing of operations. For full year 2021, Matador’s portion of San Mateo’s capital expenditures was approximately $31 million, or about 23% below the midpoint of Matador’s guidance of $40 million for its portion of San Mateo’s full year 2021 capital expenditures.

Environmental, Social and Governance (“ESG”) Update

Matador is committed to creating long-term value for its stakeholders in a responsible manner by pursuing sound growth and earnings objectives and exercising prudence in the use of its assets and resources. During 2021, Matador continued its efforts to highlight the Company’s commitment to ESG excellence. In May 2021, Matador published sustainability metrics aligned with standards developed by the Sustainability Accounting Standards Board (“SASB”), and in July 2021, Matador published an update providing supplemental information to the Company’s initial report on these SASB-aligned ESG metrics.

In December 2021, Matador was pleased to issue its inaugural Sustainability Report in an effort to further raise the profile of Matador’s ongoing ESG-related initiatives. This report highlights Matador’s continued progress and improvements in its operating practices, including the quantitative metrics aligned with the SASB standards noted above, and should provide Matador’s stakeholders and interested parties with a standardized platform for evaluating the Company’s recent performance and future progress. Matador’s inaugural Sustainability Report, including the SASB-aligned sustainability metrics, is available on the Company’s website at www.matadorresources.com/sustainability.

Matador is also pleased to report today on its continued commitment to safety throughout its operations. Once again, Matador incurred no employee lost time incidents during approximately 600,000 employee man-hours in 2021. The Company has not incurred a recordable employee injury since 2014, and, over the last five years, from 2017 through 2021, Matador has incurred no employee lost time incidents during approximately 2.7 million employee man-hours. Matador gratefully acknowledges the conscientious efforts of its Environmental, Health and Safety team and of the experienced field and office staff involved in the Company’s drilling, completions, production and midstream operations to proactively minimize environmental hazards and safety risks, address any potential areas of concern and continuously emphasize Matador’s “safety first” culture.

Conference Call Information

The Company will host a live conference call on Wednesday, February 23, 2022, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2021 financial and operational results, as well as its 2022 operating plan and market guidance. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 5787287. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will also be available on the Company’s website through March 31, 2022.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and its business; the operating results of the Company’s midstream joint venture’s Black River cryogenic natural gas processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional produced water disposal wells; and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2021	2020
ASSETS
Current assets
Cash	$48,135	$57,916
Restricted cash	38,785	33,467
Accounts receivable
Oil and natural gas revenues	164,242	85,098
Joint interest billings	48,366	34,823
Other	28,808	17,212
Derivative instruments	1,971	6,727
Lease and well equipment inventory	12,188	10,584
Prepaid expenses and other current assets	28,810	15,802
Total current assets	371,305	261,629
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	6,007,325	5,295,931
Unproved and unevaluated	964,714	902,133
Midstream properties	900,979	841,695
Other property and equipment	30,123	29,561
Less accumulated depletion, depreciation and amortization	(4,046,456)	(3,701,551)
Net property and equipment	3,856,685	3,367,769
Other assets
Derivative instruments	—	2,570
Other long-term assets	34,163	55,312
Total assets	$4,262,153	$3,687,280
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$26,256	$13,982
Accrued liabilities	253,283	119,158
Royalties payable	94,359	66,049
Amounts due to affiliates	27,324	4,934
Derivative instruments	16,849	45,186
Advances from joint interest owners	18,074	4,191
Other current liabilities	28,692	37,436
Total current liabilities	464,837	290,936
Long-term liabilities
Borrowings under Credit Agreement	100,000	440,000
Borrowings under San Mateo Credit Facility	385,000	334,000
Senior unsecured notes payable	1,042,580	1,040,998
Asset retirement obligations	41,689	37,919
Deferred income taxes	77,938	—
Other long-term liabilities	22,721	30,402
Total long-term liabilities	1,669,928	1,883,319
Shareholders’ equity
Common stock — $0.01 par value, 160,000,000 shares authorized; 117,861,923 and 116,847,003 shares issued; and 117,850,233 and 116,844,768 shares outstanding, respectively	1,179	1,169
Additional paid-in capital	2,077,592	2,027,069
Accumulated deficit	(171,318)	(741,705)
Treasury stock, at cost, 11,945 and 2,235 shares, respectively	(243)	(3)
Total Matador Resources Company shareholders’ equity	1,907,210	1,286,530
Non-controlling interest in subsidiaries	220,178	226,495
Total shareholders’ equity	2,127,388	1,513,025
Total liabilities and shareholders’ equity	$4,262,153	$3,687,280

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues
Oil and natural gas revenues	$510,770	$238,676	$1,700,542	$744,461
Third-party midstream services revenues	19,725	15,071	75,499	64,932
Sales of purchased natural gas	31,836	3,859	86,034	41,742
Lease bonus - mineral acreage	—	—	—	4,062
Realized (loss) gain on derivatives	(94,162)	(10,634)	(220,105)	38,937
Unrealized gain (loss) on derivatives	98,189	(22,737)	21,011	(32,008)
Total revenues	566,358	224,235	1,662,981	862,126
Expenses
Production taxes, transportation and processing	52,074	26,985	178,987	93,338
Lease operating	26,840	24,489	108,964	104,953
Plant and other midstream services operating	17,007	12,371	61,459	41,500
Purchased natural gas	30,062	2,610	77,126	32,734
Depletion, depreciation and amortization	89,537	89,749	344,905	361,831
Accretion of asset retirement obligations	539	499	2,068	1,948
Full-cost ceiling impairment	—	109,579	—	684,743
General and administrative	25,178	16,533	96,396	62,578
Total expenses	241,237	282,815	869,905	1,383,625
Operating income (loss)	325,121	(58,580)	793,076	(521,499)
Other income (expense)
Net loss on asset sales and impairment	(80)	(200)	(331)	(2,832)
Interest expense	(19,108)	(20,352)	(74,687)	(76,692)
Other (expense) income	(1,466)	309	(2,712)	1,864
Total other expense	(20,654)	(20,243)	(77,730)	(77,660)
Income (loss) before income taxes	304,467	(78,823)	715,346	(599,159)
Income tax provision (benefit)
Deferred	73,222	(2,230)	74,710	(45,599)
Total income tax provision (benefit)	73,222	(2,230)	74,710	(45,599)
Net income (loss)	231,245	(76,593)	640,636	(553,560)
Net income attributable to non-controlling interest in subsidiaries	(16,455)	(12,861)	(55,668)	(39,645)
Net income (loss) attributable to Matador Resources Company shareholders	$214,790	$(89,454)	$584,968	$(593,205)
Earnings (loss) per common share
Basic	$1.83	$(0.77)	$5.00	$(5.11)
Diluted	$1.80	$(0.77)	$4.91	$(5.11)
Weighted average common shares outstanding
Basic	117,384	116,163	116,999	116,068
Diluted	119,575	116,163	119,163	116,068

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating activities
Net income (loss)	$231,245	$(76,593)	$640,636	$(553,560)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(98,189)	22,737	(21,011)	32,008
Depletion, depreciation and amortization	89,537	89,749	344,905	361,831
Accretion of asset retirement obligations	539	499	2,068	1,948
Full-cost ceiling impairment	—	109,579	—	684,743
Stock-based compensation expense	3,422	3,176	9,039	13,625
Deferred income tax provision (benefit)	73,222	(2,230)	74,710	(45,599)
Amortization of debt issuance cost	1,216	718	3,659	2,832
Net loss on asset sales and impairment	80	200	331	2,832
Changes in operating assets and liabilities
Accounts receivable	12,765	941	(98,456)	53,001
Lease and well equipment inventory	(358)	(23)	(1,537)	(655)
Prepaid expenses and other current assets	(2,271)	(2,599)	(11,786)	(3,010)
Other long-term assets	(581)	(103)	56	1,681
Accounts payable, accrued liabilities and other current liabilities	16,272	17,608	76,891	(43,844)
Royalties payable	2,997	(2,274)	28,310	(19,144)
Advances from joint interest owners	5,869	(3,521)	7,018	(10,646)
Other long-term liabilities	(1,236)	(241)	(1,478)	(461)
Net cash provided by operating activities	334,529	157,623	1,053,355	477,582
Investing activities
Drilling, completion and equipping capital expenditures	(113,650)	(70,531)	(431,136)	(471,087)
Acquisition of oil and natural gas properties	(208,889)	(7,374)	(238,609)	(72,809)
Midstream capital expenditures	(23,137)	(36,417)	(63,359)	(234,359)
Expenditures for other property and equipment	89	(404)	(376)	(2,200)
Proceeds from sale of assets	—	215	4,215	4,789
Net cash used in investing activities	(345,587)	(114,511)	(729,265)	(775,666)
Financing activities
Repayments of borrowings under Credit Agreement	(210,000)	(35,000)	(600,000)	(35,000)
Borrowings under Credit Agreement	190,000	—	260,000	220,000
Repayments of borrowings under San Mateo Credit Facility	(20,000)	—	(84,000)	—
Borrowings under San Mateo Credit Facility	47,500	7,600	135,000	46,000
Cost to enter into or amend credit facilities	(3,230)	—	(4,108)	(660)
Proceeds from stock options exercised	1,122	—	1,335	45
Dividends paid	(5,840)	—	(14,581)	—
Contributions related to formation of San Mateo	11,000	—	48,626	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	20,678	—	119,700
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(16,170)	(12,740)	(61,985)	(45,570)
Taxes paid related to net share settlement of stock-based compensation	(4,050)	—	(8,211)	(1,556)
Other	(145)	(170)	(629)	6,680
Net cash (used in) provided by financing activities	(9,813)	(19,632)	(328,553)	324,339
(Decrease) increase in cash and restricted cash	(20,871)	23,480	(4,463)	26,255
Cash and restricted cash at beginning of period	107,791	67,903	91,383	65,128
Cash and restricted cash at end of period	$86,920	$91,383	$86,920	$91,383

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income (loss), or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended			Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$214,790	$203,628	$(89,454)	$584,968	$(593,205)
Net income attributable to non-controlling interest in subsidiaries	16,455	14,434	12,861	55,668	39,645
Net income (loss)	231,245	218,062	(76,593)	640,636	(553,560)
Interest expense	19,108	17,989	20,352	74,687	76,692
Total income tax provision (benefit)	73,222	(6,701)	(2,230)	74,710	(45,599)
Depletion, depreciation and amortization	89,537	89,061	89,749	344,905	361,831
Accretion of asset retirement obligations	539	518	499	2,068	1,948
Full-cost ceiling impairment	—	—	109,579	—	684,743
Unrealized (gain) loss on derivatives	(98,189)	(9,049)	22,737	(21,011)	32,008
Non-cash stock-based compensation expense	3,422	2,967	3,176	9,039	13,625
Net loss on asset sales and impairment	80	251	200	331	2,832
Expense related to contingent consideration	1,485	—	—	1,485	—
Consolidated Adjusted EBITDA	320,449	313,098	167,469	1,126,850	574,520
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(21,382)	(19,273)	(17,350)	(74,877)	(55,243)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$299,067	$293,825	$150,119	$1,051,973	$519,277

	Three Months Ended			Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$334,529	$291,231	$157,623	$1,053,355	$477,582
Net change in operating assets and liabilities	(33,457)	4,666	(9,788)	982	23,078
Interest expense, net of non-cash portion	17,892	17,201	19,634	71,028	73,860
Expense related to contingent consideration	1,485	—	—	1,485	—
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(21,382)	(19,273)	(17,350)	(74,877)	(55,243)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$299,067	$293,825	$150,119	$1,051,973	$519,277

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$33,583	$29,454	$26,247	$113,607	$80,910
Depletion, depreciation and amortization	7,808	7,609	7,277	30,522	22,485
Interest expense	2,180	2,208	1,827	8,434	7,884
Accretion of asset retirement obligations	66	61	56	247	200
One-time plant payment and impairment	—	1,500	—	1,500	1,261
Adjusted EBITDA	$43,637	$40,832	$35,407	$154,310	$112,740

	Three Months Ended			Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$33,121	$44,164	$26,131	$143,744	$96,334
Net change in operating assets and liabilities	8,585	(6,798)	7,716	1,689	9,206
Interest expense, net of non-cash portion	1,931	1,966	1,560	7,377	7,200
One-time plant payment	—	1,500	—	1,500	—
Adjusted EBITDA	$43,637	$40,832	$35,407	$154,310	$112,740

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Common Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$214,790	$203,628	$(89,454)
Total income tax provision (benefit)	73,222	(6,701)	(2,230)
Income (loss) attributable to Matador Resources shareholders before taxes (1)	288,012	196,927	(91,684)
Less non-recurring and unrealized charges to income (loss) before taxes:
Full-cost ceiling impairment	—	—	109,579
Unrealized (gain) loss on derivatives	(98,189)	(9,049)	22,737
Net loss on asset sales and impairment	80	251	200
Expense related to contingent consideration	1,485	—	—
Adjusted income attributable to Matador Resources shareholders before taxes	191,388	188,129	40,832
Income tax expense(1)	40,191	39,507	8,575
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$151,197	$148,622	$32,257

Basic weighted average shares outstanding, without participating securities	116,800	116,531	116,163
Dilutive effect of participating securities	584	477	677
Weighted average shares outstanding, including participating securities - basic	117,384	117,008	116,840
Dilutive effect of options and restricted stock units	2,191	2,189	704
Weighted average common shares outstanding - diluted	119,575	119,197	117,544
Adjusted earnings per share attributable to Matador Resources shareholders (non-GAAP)
Basic	$1.29	$1.27	$0.28
Diluted	$1.26	$1.25	$0.27

(1)Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow – Matador Resources Company

	Three Months Ended			Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021
Net cash provided by operating activities	$334,529	$291,231	$157,623	$1,053,355
Net change in operating assets and liabilities	(33,457)	4,666	(9,788)	982
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(20,436)	(18,309)	(16,585)	(71,262)
Performance incentives received from Five Point	11,000	6,000	—	48,626
Total discretionary cash flow	291,636	283,588	131,250	1,031,701

Drilling, completion and equipping capital expenditures	113,650	106,761	70,531	431,136
Midstream capital expenditures	23,137	15,130	36,417	63,359
Expenditures for other property and equipment	(89)	220	404	376
Net change in capital accruals	41,888	28,189	(30,753)	78,515
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(6,261)	(14,185)	(6,083)	(28,614)
Total accrual-based capital expenditures(3)	172,325	136,115	70,516	544,772
Adjusted free cash flow	$119,311	$147,473	$60,734	$486,929

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended			Year Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021
Net cash provided by San Mateo operating activities	$33,121	$44,164	$26,131	$143,744
Net change in San Mateo operating assets and liabilities	8,585	(6,798)	7,716	1,689
Total San Mateo discretionary cash flow	41,706	37,366	33,847	145,433

San Mateo capital expenditures	23,191	14,900	36,333	62,111
Net change in San Mateo capital accruals	(10,413)	14,048	(23,919)	(3,716)
San Mateo accrual-based capital expenditures	12,778	28,948	12,414	58,395
San Mateo adjusted free cash flow	$28,928	$8,418	$21,433	$87,038

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

The table below presents the reconciliation of PV-10 to Standardized Measure associated with the recently acquired properties referenced in the “Recent Acquisitions and Divestitures” section of this earnings release.

(In millions)	At December 31, 2021
Standardized Measure	$186.1
Discounted future income taxes	41.0
PV-10	$227.1